UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported): April 24, 2013

SeaWorld Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35883	27-1220297
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

(407) 226-5011

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the completion of the initial public offering (the “Offering”) of its common stock, par value $0.01 per share, described in the Registration Statement on Form S-1 (File No. 333-185697), as amended (the “Registration Statement”), SeaWorld Entertainment, Inc. (the “Company”) entered into a Stockholders Agreement (the “Stockholders Agreement”), dated as of April 24, 2013, between the Company and the Blackstone Group (as defined therein), substantially in the form previously filed as Exhibit 10.16 to the Registration Statement. A copy of the Stockholders Agreement is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Affiliates of the Blackstone Group have various relationships with the Company. For further information concerning the other material relationships between the Company, the Blackstone Group and their affiliates, see the section entitled “Certain Relationships and Related Party Transactions” in the Company’s prospectus (the “Prospectus”), dated April 19, 2013, filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Act”).

Item 1.02	Termination of a Material Definitive Agreement.

SeaWorld Parks & Entertainment, Inc. (formerly known as SW Acquisitions Co., Inc.), a Delaware corporation, SeaWorld Parks & Entertainment LLC, a Delaware limited liability company, and Sea World LLC, a Delaware limited liability company (collectively, the “Companies”), were parties to an Amended and Restated Transaction and Advisory Fee Agreement (the “Advisory Agreement”), dated as of March 22, 2013, by and between the Companies and Blackstone Real Estate Advisors VI L.P., a Delaware limited partnership, and Blackstone Management Partners V L.L.C., a Delaware limited liability company (together, “Blackstone”).

On April 24, 2013, and in connection with the Offering, the Advisory Agreement was terminated in accordance with its terms. In connection with such termination, the Company paid a termination fee to Blackstone equal to approximately $46.3 million with a portion of the net proceeds from the Offering.

Affiliates of Blackstone are controlling stockholders of the Company and an affiliate of Blackstone acted as underwriter in connection with the Offering.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 below is incorporated by reference in this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As contemplated in the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) became effective as of April 19, 2013.

The Company’s bylaws were also amended and restated as of April 19, 2013, as contemplated in the Registration Statement (the “Bylaws”).

For further information regarding the foregoing and other provisions of the Charter and the Bylaws, see “Description of Capital Stock” in the Prospectus. Copies of the Charter and the Bylaws are filed as Exhibit 3.1 and Exhibit 3.2 hereto, respectively, and are incorporated herein by reference.

Item 8.01	Other Events.

On April 24, 2013, the Company completed an initial public offering of its common stock at a price to the public of $27.00 per share. The Company issued and sold 10,000,000 shares of common stock in the Offering and selling stockholders affiliated with The Blackstone Group L.P. offered and sold 19,900,000 shares of common stock in the Offering, including 3,900,000 shares that were offered and sold by the selling stockholders pursuant to the full exercise of the underwriters’ over-allotment option. The Offering raised proceeds to the Company of $253.8 million, after deducting underwriting discounts and commissions. The Company did not receive any of the proceeds from the sale of the shares sold by the selling stockholders. Goldman, Sachs & Co. and J.P. Morgan acted as joint bookrunning managers and as representatives of the underwriters in the Offering. Citigroup, BofA Merrill Lynch, Barclays and Wells Fargo Securities were also bookrunners in the Offering. Blackstone Capital Markets, Lazard Capital Markets, Macquarie Capital, KeyBanc Capital Markets, Nomura, Drexel Hamilton, LLC and Ramirez & Co. Inc. acted as co-managers in the Offering.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: April 24, 2013	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of SeaWorld Entertainment, Inc.

3.2	Amended and Restated Bylaws of SeaWorld Entertainment, Inc.

4.1	Stockholders Agreement, dated as of April 24, 2013, among SeaWorld Entertainment, Inc. and the other parties thereto.